W. T. UNIACK & CO. CPA’S, P.C.

CERTIFIED PUBLIC ACCOUNTANTS

1003 Weatherstone Pkwy., Ste. 320     12600 Deerfield Pkwy., Ste 100

Woodstock, GA  30188       Alpharetta, GA  30004

Phone: 770-592-3233       Phone: 678-566-3774

_____________________________________________________________________________________

October 2, 2009

Securities and Exchange Commission

Mail Stop 11-3

450 5th Street, N.W.

Washington, D.C. 20549

Dear Sirs/Madams:

With regard to item 4.01, we disagree with Company’s assertion in paragraph 1. In fact as the attached email shows documentation for audit was not received until May 28th, 29th, and as shows on the email dated May 27th Company was requesting input from auditor on selection replacement of internal accountant.

tannya

Attached Message

From:	Tannya Irizarry <tannya@genethera.net>
To:	wuniack1@aol.com
Cc:	jiforbes@accountantsintl.com; isanchez@accountantsintl.com
Subject:	CPA and/or Accountant for GeneThera
Date:	Tue, 26 May 2009 10:16:05 -0600

Hi Bill,

I hope you had a nice Memorial Day Weekend. I am approaching you once again concerning the qualifications you might need for a prospective CPA and/or accountant to provide the spreadsheets for our SEC filings for your review and audit. You are more than welcome to speak with our representatives from Accountants International, Jodie Forbes and Imisa Sanchez directly, who are looking forward in finding the right candidate for you and our company. Their phone number is 303-741-4777. Their fax number is 303-741-4066.

Please call them and/or send the job description for their search.

 Thanks in advance for your cooperation.

Cordially,

Tannya L. Irizarry

Chief Financial Officer (Interim)

Chief Administrative Officer

GeneThera, Inc.

303-463-6371 (o)

303-463-6377 (f)

303-809-2912 (m)

W.T. Uniack & Co, CPA’s, P.C. was not notified as to their dismissal on May 27, 2009.

As we requested many times from the Company’s adequate documentation specifically as it related to shareholders’ equity was not received until May 29, 2009. Therefore, until that time we received such documentation after repeated attempts we could not sign off on the audit. We therefore, take issue with paragraph # 3 of item 4.01 as to Company’s response.

The following is a dateline of the request for detail shareholders’ reports that were not received and (or) auditable until late May early June, 2009.

The following is a sequence in events:

•

4/24/2009 2008 and 2009 stock activity report faxed to us.

•

5/13/2009 We requested a detail stock transfer agent listing for 2006, 2007, and 2008.

•

5/14/2009 2007 stock activity report faxed to us.

•

5/20/2009 We responded to the Company stating that 2007 shares outstanding do not properly reflect the 1-for-5000 reverse stock split.

•

5/20/2009 the Company responded stating that 2007 would not reflect stock split because it was done in 2008. The transfer software creator will fix after 10-K and 10-Q are filed.

•

5/22/2009 We requested the Company to complete a template to document stock activity.

•

5/22/2009 the Company responded stating that the template was for Auditor to work on not the transfer agent. It is up to the auditor to put it together from the data given by the TA (transfer agent); not the Company or the TA.

•

5/22/2009 2007-2009 stock activity report with “Yes/No” indications as to what should be included in total shares issued and outstanding.

•

5/29/2009 the Company sent Share Issuance spreadsheet from 2007-2008 which properly reflects reverse split in 2007.

•

6/1/2009 We responded to the Company that are satisfied with the reconciliation of shares outstanding.

Also, the Firm is attaching email correspondence from client in May, 2009.

tannya again

Attached Message

From:	tannya irizarry <gticorporatetransferagents@yahoo.com>
To:	wuniack1@aol.com
Subject:	Fw: Fwd: Template
Date:	Wed, 27 May 2009 13:19:43 -0700 (PDT)

----- Forwarded Message ----
From: "Joe-Sandoval@comcast.net" <Joe-Sandoval@comcast.net>
To: gticorporatetransferagents@yahoo.com
Sent: Wednesday, May 27, 2009 2:07:48 PM
Subject: Fwd: Template

----- Forwarded Message -----
From: "tannya irizarry" <gticorporatetransferagents@yahoo.com>
To: joe-sandoval@comcast.net
Sent: Saturday, May 23, 2009 1:17:10 PM GMT -07:00 US/Canada Mountain
Subject: Fw: Template

----- Forwarded Message ----
From: Tannya Irizarry <tannya@genethera.net>
To: kgerig33@aol.com
Cc: gticorporatetransferagents@yahoo.com; Tiffany Cheatham <cheatham.tiffany@gmail.com>; wuniack1@aol.com
Sent: Friday, May 22, 2009 2:03:23 PM
Subject: RE: Template

Katie,

Please tell Bill this template is for him to work on; not the transfer agency. The TA already gave him the data; it is up to the auditor to put it together; not the company and neither the TA. We already gave him what he needs to audit. He needs to get it together for his own CPAs for their record. No auditor has ever asked the TA to do any templates because the transfer agents are not auditors. This is done by the auditors’ staff. It is against the TA’s regulations to do the auditors’ job.

Tannya

From: kgerig33@aol.com [mailto:kgerig33@aol.com]
Sent: Friday, May 22, 2009 1:14 PM
To: Tannya Irizarry; joe-sandoval@comcast.net
Cc: wuniack1@aol.com
Subject: Template

Hello there, please find the enclosed template that Bill would like you to use for the stock transfers......

Thanks, Katie

Have a GREAT weekend,

Katie

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In addition, the Company filed unbeknownst to Auditor the 2007 and 2008 10K opinion thereto utilizing W.T. Uniack & Co, CPA’s, P.C. when no consent was given. This was brought to the Auditors’ attention by the PCAOB in May 2009. This was filed in mid-April 2009, when the Auditor was engaged in the beginning of the audit for 2007 & 2008 and as the aforementioned shows the audit was not completed until early June 2009.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

GeneThera, Inc.

Wheat Ridge, Co.

We have audited the accompanying balance sheets of GeneThera, Inc.

and subsidiary (the Company) as of December 31, 2008 and 2007 and

the related statements of operations, stockholders? deficit, and cash flows for the years ended December 31, 2008 and 2007. These financial statements are the responsibility of the Company?s management. Our responsibility is to express an opinion on these financial statements based on our audit.  The cumulative financial statements for the period October 5, 1998 (inception) to December

31, 2006, were audited by other accountants, whose report expressed a qualified opinion regarding the Company?s ability to continue as a going concern.

We conducted our audit in accordance with the standards of the

Public Company Accounting Oversight Board (United States). Those

standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the

Company internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the

Company as of December 31, 2008 and 2007, and the results of its operations and changes in stockholders deficit and its cash flows for the years ended December 31, 2008 and 2007, in conformity with accounting principles generally accepted in the United States of

America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in

Note 9 of the financial statement, the Company?s accumulated deficit from operations and its difficulties in maintaining sufficient working capital raise substantial doubt about its ability to continue as a going concern.  Management plans concerning these matters are also described in Note 9.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

W.T. Uniack & Co. CPA?s P.C.

Alpharetta, Georgia

April 15, 2009

Paragraph 3 of 4.01, Company at various times as noted specifically above during the audit was difficult in giving the required documentation that auditor needed to complete work; further with the problematic background of prior dismissed Auditors’ in addition with the lack forthrightness in giving auditor requested documentation as requested in the engagement letter, plus filing documents with Auditors’ opinion without consent lead to an environment that was quite problematic to the Auditor and lead to the  Auditors’ formal resignation in mid June 2009.

Yours truly,

W.T. Uniack & Co, CPA’s, P.C.